Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-198735

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 10, 2015.

GS Finance Corp. $ Basket-Linked Notes due fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be June 19, 2023) is based on the performance of an equally weighted basket comprised of three basket underliers (the iShares® MSCI Emerging Markets ETF (approximately 33.33% weighting), the Dow Jones Industrial Average™ (approximately 33.33% weighting) and the EURO STOXX 50® Index (approximately 33.33% weighting)), as measured from the trade date (expected to be December 14, 2015) to and including the determination date (expected to be June 14, 2023). The return on your notes will equal the greater of the basket return and 3.50%, subject to the maximum settlement amount (expected to be between $1,650.00 and $1,700.00 for each $1,000 face amount of your notes).
To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the final underlier  level divided by (ii) the initial underlier level set on the trade date multiplied by (iii) the applicable initial weighted value for each basket underlier.
On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to the greater of:

•	$1,000 plus the product of (i) $1,000 times (ii) the basket return, subject to the maximum settlement amount; or
•	$1,000 plus the product of (i) $1,000 times (ii) 3.50%.
The return on your notes is linked, in part, to the performance of the iShares® MSCI Emerging Markets ETF (ETF), and not to that of the MSCI Emerging Markets Index (underlying index) on which the ETF is based. The ETF follows a strategy of "representative sampling," which means the ETF’s holdings are not the same as those of the underlying index. The performance of the ETF may significantly diverge from that of the underlying index.
Declines in one basket underlier may offset increases in the other basket underlier.
You should read the additional disclosure herein so that you may better understand the terms and risks of your investment, including the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor. See page PS-13. The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $915 and $955 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.
Original issue date:	expected to be December 17, 2015	Original issue price:	100.00% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
Goldman, Sachs & Co.
Pricing Supplement No.   dated   , 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.
GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes
The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $915 and $955 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $      per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the trade date through   .

About Your Prospectus
The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:
●        Product supplement no. 19 dated December 10, 2015
●        General terms supplement no. 9 dated December 10, 2015
●        Prospectus supplement dated February 26, 2015
●        Prospectus dated February 26, 2015
The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its consolidated subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, refer only to The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries and affiliates, and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc., together with its consolidated subsidiaries and affiliates, including us.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 26, 2015, as supplemented by the accompanying prospectus supplement, dated February 26, 2015, of GS Finance Corp. and The Goldman Sachs Group Inc. for Medium-Term Notes, Series E, and references to the “accompanying general terms supplement” mean the accompanying general terms supplement no. 9, dated December 10, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 19” mean the accompanying product supplement no. 19, dated December 10, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in the accompanying general terms supplement no. 10 mean the senior debt indenture, dated July 16, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. The notes will be issued under the senior debt indenture, dated October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the above-referenced accompanying prospectus supplement for Medium-Term Notes, Series E.
This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-27 of the accompanying product supplement no. 19 and “Supplemental Terms of the Notes” on page S-15 of the accompanying general terms supplement no. 9. Please note that certain features, as noted below, described in the accompanying product supplement no. 19 and general terms supplement no. 9 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 19 or the accompanying general terms supplement no. 9.

Key Terms
Issuer:  GS Finance Corp.
Guarantor: The Goldman Sachs Group, Inc.
Basket underliers: the iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”); the Dow Jones Industrial Average™ (Bloomberg symbol, “INDU Index”), as published by a joint venture of the CME Group Index Services, LLC (“CME Group”) and Dow Jones & Company, Inc. (“Dow Jones”); and the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”), as published by STOXX Limited (“STOXX”); see “The Basket and the Basket Underliers” on page PS-20
Basket indices: the Dow Jones Industrial Average™ and the EURO STOXX 50® Index
Basket ETF: the iShares® MSCI Emerging Markets ETF
Underlying index of the iShares® MSCI Emerging Markets ETF: MSCI Emerging Markets Index
Specified currency: U.S. dollars (“$”)
Terms to be specified in accordance with the accompanying product supplement no. 19:
•	type of notes: notes linked to basket of underliers
•	exchange rates: not applicable
•	averaging dates: not applicable
•	redemption right or price dependent redemption right: not applicable

•	cap level: yes, as described below
•	downside participation percentage: not applicable
•	interest: not applicable
Face amount: each note will have a face amount of $1,000; $   in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement
Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-15 of this pricing supplement
Supplemental discussion of federal income tax consequences: The notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, it is the opinion of Sidley Austin LLP that if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income.
Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:
●	if the final basket level is greater than or equal to the cap level, the maximum settlement amount; or
●	if the final basket level is less than the cap level, the greater of:
o	$1,000 plus the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return, subject to the maximum settlement amount; and
o	$1,000 plus the minimum supplemental amount.
Initial basket level: 100
Initial weighted value: the initial weighted value for each of the basket underliers is expected to equal the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:
Basket Underlier	Initial Weight in Basket
iShares® MSCI Emerging Markets ETF	approximately 33.33%
Dow Jones Industrial Average™	approximately 33.33%
EURO STOXX 50® Index	approximately 33.33%

Initial iShares® MSCI Emerging Markets ETF level: the closing level of such basket underlier on the trade date
Initial Dow Jones Industrial Average™ level: the closing level of such basket underlier on the trade date
Initial EURO STOXX 50® Index level: the closing level of such basket underlier on the trade date
Final iShares® MSCI Emerging Markets ETF level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-22 of the accompanying general terms supplement no. 9, subject to anti-dilution adjustments as described under “Supplemental

Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-27 of the accompanying general terms supplement no. 9 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-26 of the accompanying general terms supplement no. 9
Final Dow Jones Industrial Average™ level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-22 of the accompanying general terms supplement no. 9 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-26 of the accompanying general terms supplement no. 9
Final EURO STOXX 50® Index level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-22 of the accompanying general terms supplement no. 9 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-26 of the accompanying general terms supplement no. 9
Final basket level: the sum of the following: (1) the final iShares® MSCI Emerging Markets ETF level divided by the initial iShares® MSCI Emerging Markets ETF level, multiplied by the initial weighted value of the iShares® MSCI Emerging Markets ETF plus (2) the final Dow Jones Industrial Average™ level divided by the initial Dow Jones Industrial Average™ level, multiplied by the initial weighted value of the Dow Jones Industrial Average™ plus (3) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index
Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage
Upside participation rate: 100.00%
Cap level (to be set on the trade date): expected to be between 165.00% and 170.00% of the initial basket level
Maximum settlement amount (to be set on the trade date): expected to be between $1,650.00 and $1,700.00
Minimum supplemental amount: $35.00
Trade date: expected to be December 14, 2015
Original issue date (settlement date) (to be set on the trade date): expected to be December 17, 2015
Stated maturity date (to be set on the trade date): expected to be June 19, 2023, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-15 of the accompanying general terms supplement no. 9
Determination date (to be set on the trade date): expected to be June 14, 2023, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” on page S-16 of the accompanying general terms supplement no. 9
No interest: the offered notes will not bear interest
No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system
No redemption: the offered notes will not be subject to redemption right or price dependent redemption right
Closing level: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-30 of the accompanying general terms supplement no. 9
Business day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-29 of the accompanying general terms supplement no. 9

Trading day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-29 of the accompanying general terms supplement no. 9
Use of proceeds and hedging: as described under “Use of Proceeds” and “Hedging” on page S-31 of the accompanying product supplement no. 19
ERISA: as described under “Employee Retirement Income Security Act” on page S-43 of the accompanying product supplement no. 19
Supplemental plan of distribution; conflicts of interest: as described under “Supplemental Plan of Distribution” on page S-44 of the accompanying product supplement no. 19 and “Plan of Distribution – Conflicts of Interest” on page 77 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $  .
GS Finance Corp. expects to agree to sell to Goldman, Sachs & Co. (“GS&Co.”), and GS&Co. expects to agree to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of    % of the face amount. GS& Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We expect to deliver the notes against payment therefor in New York, New York on December 17, 2015, which is expected to be the third scheduled business day following the date of this pricing supplement and of the pricing of the notes.
We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
Calculation agent: GS&Co.
CUSIP no.: 362273AG9
ISIN no.: US362273AG97
FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES
The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.
The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket underliers, the creditworthiness of GS Finance Crop., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-13 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.
Key Terms and Assumptions
Face amount	$1,000
Initial basket level	100
Upside participation rate	100.00%
Cap level	165.00%
Maximum settlement amount	$1,650.00
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

No change in or affecting (i) any of the basket underlier stocks, (ii) the methods by which any underlier sponsor calculates the basket indices or the underlying index for the basket ETF or (iii) the policies of the investment advisor of the basket ETF

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial iShares® MSCI Emerging Markets ETF level, the initial Dow Jones Industrial Average™ level or the initial EURO STOXX 50® Index level that will serve as the baselines for determining the basket return and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial iShares® MSCI Emerging Markets ETF level, the actual initial Dow Jones Industrial Average™ level and the actual initial EURO STOXX 50® Index level may differ substantially from the current level of such basket underlier prior to the trade date and may be higher or lower than the actual closing level of each basket underlier on the trade date. They may also differ substantially from the level of such basket underlier at the time you purchase your notes.
For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement. For information about the historical level of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.
The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 103.500% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 103.500% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.
Hypothetical Final Basket Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Basket Level)	(as Percentage of Face Amount)
200.000%	165.000%
175.000%	165.000%
165.000%	165.000%
150.000%	150.000%
125.000%	125.000%
110.000%	110.000%
103.500%	103.500%
102.000%	103.500%
100.000%	103.500%
95.000%	103.500%
75.000%	103.500%
50.000%	103.500%
25.000%	103.500%
0.000%	103.500%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 103.500% of the face amount of your notes, as shown in the table above. In addition, if the final basket level were determined to be 200.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 165.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 165.000% of the initial basket level.
The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of equal to or less than 103.500% (the section left of the 103.500% marker on the horizontal axis) would result in a hypothetical cash settlement amount of 103.500% of the face amount of your notes.The chart also shows that any hypothetical final basket level

(expressed as a percentage of the initial basket level) of greater than or equal to 165.000% (the section right of the 165.000% marker on the horizontal axis) would result in a capped return on your investment.
The following examples illustrate the hypothetical cash settlement amount at maturity on each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The levels in Column A represent hypothetical initial levels for each basket underlier and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example and will equal the sum of the products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The numbers in the examples below have been rounded for ease of analysis.

Example 1: The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.
	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
iShares® MSCI Emerging Markets ETF	33.00	61.05	185.00%	33.33	61.66
Dow Jones Industrial Average™	17,500.00	32,375.00	185.00%	33.33	61.66
EURO STOXX 50® Index	3,200.00	5,920.00	185.00%	33.33	61.66

			Final Basket Level:		184.98
			Basket Return:		84.98%
In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the hypothetical final basket level was determined to be 184.98, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,650.00 for each $1,000 face amount of your notes (i.e. 165.00% of each $1,000 face amount of your notes).
Example 2: The final basket level is greater than the initial basket level but less than the cap level.
	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
iShares® MSCI Emerging Markets ETF	33.00	41.25	125.00%	33.33	41.66
Dow Jones Industrial Average™	17,500.00	21,875.00	125.00%	33.33	41.66
EURO STOXX 50® Index	3,200.00	4,000.00	125.00%	33.33	41.66

			Final Basket Level:		124.98
			Basket Return:		24.98%
In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the hypothetical final basket level was determined to be 124.98, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100.00% × 24.98%) = $1,249.80

Example 3: The final basket level is less than the initial basket level. The cash settlement amount equals the $1,000 face amount plus the minimum supplemental amount.
	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
iShares® MSCI Emerging Markets ETF	33.00	24.75	75.00%	33.33	25.00
Dow Jones Industrial Average™	17,500.00	13,125.00	75.00%	33.33	25.00
EURO STOXX 50® Index	3,200.00	2,400.00	75.00%	33.33	25.00

			Final Basket Level:		75.00
			Basket Return:		-25.00%
In this example, the hypothetical final levels for all of the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 75.00 is less than the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note plus the minimum supplement amount, or $1,035.00.
Example 4: The final basket level is less than the initial basket level. The cash settlement amount equals the $1,000 face amount plus the minimum supplemental amount.
	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
iShares® MSCI Emerging Markets ETF	33.00	39.60	120.00%	33.33	40.00
Dow Jones Industrial Average™	17,500.00	8,750.00	50.00%	33.33	16.67
EURO STOXX 50® Index	3,200.00	1,600.00	50.00%	33.33	16.67

			Final Basket Level:		73.34
			Basket Return:		-26.66%
In this example, the hypothetical final level for the iShares® MSCI Emerging Markets ETF is greater than its hypothetical initial level, while the hypothetical final levels for the Dow Jones Industrial Average™ and the EURO STOXX 50® Index are less than their hypothetical initial levels. Declines in one basket underlier may offset increases in the other basket underliers. In this example, the large decline in the Dow Jones Industrial Average™ and the EURO STOXX 50® Index offset the increase in the iShares® MSCI Emerging Markets ETF, resulting in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 73.34 is less than the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note plus the minimum supplemental amount, or $1,035.00.
The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated

maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-25 of the accompanying product supplement no. 19.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the initial level of each basket underlier, which we will set on the trade date, and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, dated February 26, 2015, in the accompanying prospectus supplement, dated February 26, 2015, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 9, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 19.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated February 26, 2015, as supplemented by the accompanying prospectus supplement, dated February 26, 2015, the accompanying general terms supplement no. 9, dated December 10, 2015, and the accompanying product supplement no. 19, dated December 10, 2015, of GS Finance Corp. and The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., the stocks comprising the basket underliers to which your notes are linked.  You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.
In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-25 of the accompanying product supplement no. 19.
The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-24 of the accompanying product supplement no. 19.
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 32 of the accompanying prospectus.
The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other than the Determination Date
The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.
The Potential for the Value of Your Notes to Increase Will Be Limited
Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level, which will be set on the trade date. The maximum settlement amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket underliers.
Your Notes Will Not Bear Interest
You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Underlier May Offset Increases in the Other Basket Underlier
Declines in the level of one basket underlier may offset increases in the level of the other basket underlier. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.
You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock
Investing in your notes will not make you a holder of any of the basket underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights with respect to the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.
The Policies of an Underlier Sponsor and Changes that Affect a Basket Index or the Underlying Index, or the Basket Underlier Stocks Comprising a Basket Underlier or the Underlying Index, Could Affect the Cash Settlement Amount on the Stated Maturity Date and the Market Value of Your Notes
The policies of an underlier sponsor concerning the calculation of the level of a basket underlier and the underlying index, additions, deletions or substitutions of the basket underlier stocks comprising such basket underlier or underlying index, and the manner in which changes affecting the basket underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the basket underlier or underlying index, could affect the level of the basket underlier or underlying index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if an underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of a basket underlier or the underlying index, or if any underlier sponsor discontinues or suspends calculation or publication of the level of the basket underlier or underlying index, in which case it may become difficult to determine the market value of your notes. If events such as these occur on the determination date, the calculation agent may determine the closing level of the basket underlier or underlying index on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the levels of the basket underliers on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of the Basket Underlier” on page S-26 and “— Role of Calculation Agent” on page S-27 of the accompanying general terms supplement no. 9.

The Policies of the Investment Advisor of the Basket ETF Could Affect the Amount Payable on Your Notes and Their Market Value
The investment advisor of the basket ETF may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies concerning the calculation of the net asset value of the basket ETF, additions, deletions or substitutions of securities in the basket ETF and the manner in which changes affecting the underlying index are reflected in the basket ETF that could affect the market price of the shares of the basket ETF, and therefore, the cash settlement amount payable on your notes on the maturity date. The cash settlement amount payable on your notes and their market value could also be affected if that investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the basket ETF, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the basket ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.
If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the basket ETF on the determination date — and thus the amount payable on the maturity date — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the levels of the basket underliers on the determination date and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of a Basket Underlier” on page S-26 and “— Role of Calculation Agent” on page S-27 of the accompanying general terms supplement no. 9.
In addition, the underlier sponsor of the underlying index of the basket ETF owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlier sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the basket ETF and, therefore, the cash settlement amount payable on your notes and their market value.
There Are Risks Associated With the Basket ETF
Although the basket ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”), a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, and there is no assurance that an active trading market will continue for the shares of the basket ETF or that there will be liquidity in the trading market.
In addition, the basket ETF is subject to management risk, which is the risk that the basket ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the basket ETF’s investment advisor may select up to 10% of the basket ETF’s assets to be invested in shares of equity securities that are not included in the underlying index.  The basket ETF is also not actively managed and may be affected by a general decline in market segments relating to the underlying index.  The basket ETF’s investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits.  The basket ETF investment advisor does not attempt to take defensive positions in declining markets.
In addition, the basket ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.  Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.
The Basket ETF and the Underlying Index are Different and the Performance of the Basket ETF May Not Correlate with the Performance of the Underlying Index
The basket ETF uses a representative sampling strategy (more fully described under “The Underliers — The iShares® MSCI Emerging Markets ETF” on page S-90 of the accompanying general terms supplement

no. 9) to attempt to track the performance of the underlying index. The basket ETF may not hold all or substantially all of the equity securities included in the underlying index and may hold securities or assets not included in the underlying index. Therefore, while the performance of the basket ETF is generally linked to the performance of the underlying index, the performance of the basket ETF is also linked in part to shares of equity securities not included in the underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the basket ETF’s investment advisor.
Imperfect correlation between the basket ETF’s portfolio securities and those in the underlying index, rounding of prices, changes to the underlying index and regulatory requirements may cause tracking error, the divergence of the basket ETF’s performance from that of the underlying index.
In addition, the performance of the basket ETF will reflect additional transaction costs and fees that are not included in the calculation of the underlying index and this may increase the tracking error of the basket ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the basket ETF and the underlying index. Finally, because the shares of the basket ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the basket ETF may differ from the net asset value per share of the basket ETF.
For all of the foregoing reasons, the performance of the basket ETF may not correlate with the performance of the underlying index. Consequently, the return on the notes will not be the same as investing directly in the basket ETF or in the underlying index or in any of the basket underlier stocks of the basket ETF, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the underlying index.
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
The value of your notes is linked, in part, to the iShares® MSCI Emerging Markets ETF and the EURO STOXX 50® Index, which is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.
The countries whose markets are represented by the basket ETF include Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Russia, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.
Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the basket ETF sponsor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the basket ETF.
Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk
The basket ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the basket ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of a basket ETF may not increase even if the non-dollar value of the asset held by the basket ETF increases.
Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments among countries;
•	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
•	other financial, economic, military and political factors.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.
The market price of the notes and levels of the basket ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.
It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see "Supplemental Discussion of Federal Income Tax Consequences" below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities
Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE BASKET AND THE BASKET UNDERLIERS
The Basket
The basket is comprised of three basket underliers with the following initial weights within the basket: the iShares® MSCI Emerging Markets ETF (approximately 33.33%), the Dow Jones Industrial Average™ (approximately 33.33%) and the EURO STOXX 50® Index (approximately 33.33%).
The iShares® MSCI Emerging Markets ETF
The shares of the iShares® MSCI Emerging Markets ETF are issued by iShares, Inc., a registered investment company. The iShares® MSCI Emerging Markets ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM”.  BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the iShares® MSCI Emerging Markets ETF.
The following tables display the top holdings and weighting by sector and country of the basket underlier.  This information has been obtained from the iShares website without independent verification.
iShares® MSCI Emerging Markets ETF Stock Weighting by Country as of December 8, 2015**
Country:	Percentage (%)*
Brazil	5.84%
Chile	1.16%
China	26.94%
Colombia	0.37%
Czech Republic	0.18%
Egypt	0.18%
Greece	0.19%
Hungary	0.26%
India	8.29%
Indonesia	2.44%
Korea, Republic Of	15.34%
Malaysia	3.23%
Mexico	4.48%
Peru	0.34%
Philippines	1.40%
Poland	1.26%
Qatar	0.97%
Russian Federation	3.48%
South Africa	7.00%
Taiwan, Province Of China	12.09%
Thailand	2.08%
Turkey	1.39%
Undefined	0.23%
United Arab Emirates	0.85%

iShares® MSCI Emerging Markets ETF Stock Weighting by Sector
as of December 8, 2015*
Sector**	Percentage (%)*
Consumer Discretionary	10.02%
Consumer Staples	8.29%
Energy	7.05%
Financials	27.58%
Health Care	2.99%
Industrials	7.05%
Information Technology	20.98%
Materials	5.82%
Telecommunication Services	6.90%
UNDEFINED	0.23%
Utilities	3.09%
*Percentages may not sum to 100% due to rounding.

**A list of constituent stocks can be found at  http://us.iShares.com/product_info/fund/overview/EEM.htm. We are not incorporating by reference the website or any material it includes in this pricing supplement.
The above information supplements the description of the basket underlier found in the accompanying general terms supplement no. 9. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor's website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the basket underlier, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — The iShares® MSCI Emerging Markets ETF” on page S-90 of the accompanying general terms supplement no. 9.
iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. ("BITC").  The securities are not sponsored, endorsed, sold, or promoted by BITC.  BITC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.
The MSCI Indexes are the exclusive property of MSCI Inc. ("MSCI").  The securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such securities.
The Dow Jones Industrial Average™
The Dow Jones Industrial Average™, which we refer to as the DJIA®, is a price-weighted index composed of 30 common stocks selected at the discretion of an Averages Committee comprised of the Managing Editor of The Wall Street Journal (the "WSJ"), the head of Dow Jones Indexes research and the head of CME Group research. The Averages Committee was created in March 2010, when Dow Jones Indexes became part of CME Group Index Services, LLC, a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones & Company, Inc, which we refer to as Dow Jones®. Dow Jones® publishes The Wall Street Journal. The Averages Committee selects the basket underlier components as the largest and leading stocks of the sectors that are representative of the U.S. equity market. The basket underlier does not include producers of goods and services in the transportation and utilities industries. The DJIA® is reported by Bloomberg under the ticker symbol "INDU <Index>". Dow Jones® is under no obligation to continue to publish the DJIA® and may discontinue publication of the DJIA® at any time.
The top ten constituent stocks of the DJIA as of December 8, 2015, by weight, are: Goldman Sachs Group Inc (6.96%), 3M Company (5.96%), The Boeing Company (5.51%), International Business Machines Corporation (5.25%), The Home Depot, Inc. (5.09%), NIKE, Inc. (5.01%), Apple Inc. (4.50%), McDonald´s Corporation (4.43%), UnitedHealth Group Inc. (4.41%) and The Walt Disney Company (4.28%). The 30 common stocks included in the DJIA® include nine sectors based on the ten industries defined by the Industry Classification Benchmark. As of December 8, 2015, the Industry Classification Benchmark sectors include (with the number of percentage currently included in such sectors indicated in parentheses): Basic Materials (2.53%), Consumer Goods (9.60%), Consumer Services (16.07%), Financials (19.40%), Health Care (11.57%), Industrials (18.74%), Oil & Gas (6.13%), Technology (14.22%) and Telecommunications (1.74%).  Constituent weightings and sector allocations may be found at http://www.djindexes.com/mdsidx/downloads/fact_info/Dow_Jones_Industrial_Average_Fact_Sheet.pdf under "Top Components" and "Sector Allocation," respectively. We are not incorporating by reference the website or any material it includes in this pricing supplement. Sector designations are determined by the basket underlier sponsor, or by the sponsor of the classification system, using criteria it has selected or developed. Index and classification system sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
The above information supplements the description of the basket underlier found in the accompanying general terms supplement no. 9. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor's website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the basket underlier, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see "The Underliers — The Dow Jones Industrial Average™" on page S-86 of the accompanying general terms supplement no. 9.
S&P is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones®, DJIA®, The Dow® and Dow Jones Industrial Average™ are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”).  The trademarks have been licensed to S&P Dow Jones Indices LLC and its affiliates and have been sublicensed for certain purposes by The Goldman Sachs Group, Inc.  The “Dow Jones Industrial Average™” is a product of S&P Dow Jones Indices LLC and/or its affiliates, and has been licensed for use by The Goldman Sachs Group, Inc.  The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones®, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the owners of the notes or any members of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Dow Jones Industrial Average™ to track general market performance.
The EURO STOXX 50® Index
The EURO STOXX 50® Index is a capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the EURO STOXX 50® Index is disseminated on the STOXX Limited website. STOXX Limited is under no obligation to continue to publish the index and may discontinue publication of it at any time. Additional information regarding the EURO STOXX 50® Index may be obtained from the STOXX Limited website: http://www.stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.
The top ten constituent stocks of the EURO STOXX 50® Index as of December 4, 2015, by weight, are: Total S.A. (4.85%), Bayer AG (4.45%), Sanofi (4.37%), Anheuser-Busch InBev N.V. (4.13%), Daimler AG (3.62%), Allianz SE (3.43%), Siemens AG (3.30%), Banco Santander S.A. (3.28%), SAP SE (3.20%) and BASF SE (3.07%); constituent weights may be found at http://www.stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.
As of December 4, 2015, the sixteen industry sectors which comprise the EURO STOXX 50® Index represent the following weights in the index: Automobiles & Parts (6.15%), Banks (17.06%), Chemicals (9.19%), Construction & Materials (2.36%), Food & Beverage (5.90%), Health Care (6.75%), Industrial Goods & Services (9.77%), Insurance (8.22%), Media (1.06%), Oil & Gas (6.65%), Personal & Household Goods (6.57%), Real Estate (1.06%), Retail (2.32%), Technology (5.80%), Telecommunications (6.06%) and Utilities (5.07%); industry weightings may be found at http://www.stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
As of December 4, 2015, the seven countries which comprise the EURO STOXX 50® Index represent the following weights in the index: Belgium (4.13%), Finland (1.16%), France (36.49%), Germany (31.78%), Italy (7.78%), Netherlands (7.63%) and Spain (11.03%); country weightings may be found at http://www.stoxx.com/download/indices/factsheets/SX5GT.pdf under “Factsheets and Methodologies” and are updated periodically.
The above information supplements the description of the basket underlier found in the accompanying general terms supplement no. 9. This information was derived from information prepared by the basket underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the basket underlier sponsor's website due to subsequent corporation actions or other activity relating to a particular stock.  For more details about the basket underlier , the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-73 of the accompanying general terms supplement no. 9.
The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.
Historical Closing Levels of the Basket Underliers
The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.
You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers. We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.
Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.
The graphs below show the daily historical closing levels of the iShares® MSCI Emerging Markets ETF, the Dow Jones Industrial Average™ and the EURO STOXX 50® Index from December 9, 2005 through December 9, 2015. The graphs are for illustrative purposes only. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Basket Levels

The following graph is based on the basket closing level for the period from December 9, 2005 through December 9, 2015 assuming that the basket closing level was 100 on December 9, 2005. We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on December 9, 2005 was 100. As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Basket Performance

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying product supplement.
The following section is the opinion of Sidley Austin llp, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
●	a dealer in securities or currencies;
●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
●	a bank;
●	a regulated investment company;
●	a life insurance company;
●	a tax-exempt organization;
●	a partnership;
●	a person that owns the notes as a hedge or that is hedged against interest rate risks;
●	a person that purchases or sells the notes as part of a wash-sale for tax purposes;
●	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
●	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.
This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders
This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:
●	a citizen or resident of the United States;
●	a domestic corporation;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.
Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to      % per annum, compounded semi-annually, with a projected payment at maturity of $      based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:
Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period through December 31, 2015
January 1, 2016 through December 31, 2016
January 1, 2017 through December 31, 2017
January 1, 2018 through December 31, 2018
January 1, 2019 through December 31, 2019
January 1, 2020 through December 31, 2020
January 1, 2021 through December 31, 2021
January 1, 2022 through December 31, 2022
January 1, 2023 through
You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.
The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.
You will recognize income or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes (as described in the accompanying product supplement).
Any income you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

United States Alien Holders
If you are a United States alien holder, please see the discussion under “United States Taxation” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United

States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:
●	a nonresident alien individual;
●	a foreign corporation; or
●	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.
The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any dividends are paid on the basket ETF during the term of the notes. We could also require you to make certifications prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally apply to any payment made on or after January 1, 2017 with respect to any 871(m) financial instrument issued on or after January 1, 2017.  Based upon this effective date, these regulations will not apply to the notes. You should consult your tax advisor concerning these regulations or subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding
Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 19, the accompanying general terms supplement no. 9, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement no. 19, the accompanying general terms supplement no. 9, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement no. 19, the accompanying general terms supplement no. 9, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

Page
Summary Information	PS-3
Hypothetical Examples	PS-7
Additional Risk Factors Specific to Your Notes	PS-13
The Basket and the Basket Underliers	PS-20
Supplemental Discussion of Federal Income Tax Consequences	PS-28
Product Supplement No. 19 dated December 10, 2015
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-8
Additional Risk Factors Specific to the Underlier-Linked Notes	S-23
General Terms of the Underlier-Linked Notes	S-27
Use of Proceeds	S-31
Hedging	S-31
Supplemental Discussion of Federal Income Tax Consequences	S-33
Employee Retirement Income Security Act	S-43
Supplemental Plan of Distribution	S-44
General Terms Supplement No. 9 dated December 10, 2015
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-15
The Underliers	S-35
S&P 500® Index	S-39
MSCI Indices	S-45
Hang Seng China Enterprises Index	S-54
Russell 2000® Index	S-59
FTSE® 100 Index	S-67
EURO STOXX 50® Index	S-73
TOPIX	S-80
The Dow Jones Industrial AverageTM	S-86
The iShares® MSCI Emerging Markets ETF	S-90
Use of Proceeds	S-92
Hedging	S-92
Employee Retirement Income Security Act	S-93
Supplemental Plan of Distribution	S-94
Conflicts of Interest	S-96

Prospectus Supplement dated February 26, 2015
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-16
United States Taxation	S-17
Employee Retirement Income Security Act	S-18
Supplemental Plan of Distribution	S-19
Validity of the Notes and Guarantees	S-19
Prospectus dated February 26, 2015
Available Information	2
Prospectus Summary	3
Use of Proceeds	6
Description of Debt Securities We May Offer	7
Description of Warrants We May Offer	34
Description of Units We May Offer	46
GS Finance Corp	50
Legal Ownership and Book-Entry Issuance	52
Considerations Relating to Floating Rate Debt Securities	56
Considerations Relating to Indexed Securities	57
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	60
United States Taxation	63
Plan of Distribution	75
Conflicts of Interest	77
Employee Retirement Income Security Act	77
Validity of the Securities and Guarantees	78
Experts	78
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	78

$

GS Finance Corp.

Basket-Linked Notes due

fully and unconditionally guaranteed by

The Goldman Sachs Group, Inc.

Goldman, Sachs & Co.